Exhibit 16.1

May 8, 2007

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir or Madam,

We were principal accountants for CS Financing Corporation and, under the date of March 2, 2007, we reported on the financial statements of CS Financing Corporation., as of December 31, 2006 and 2005, and for the period from August 19, 2005 (inception) to December 31, 2005, year ended December 31, 2006 and the period from August 19, 2005 (inception) to December 31, 2006. On May 8, 2007, we informed CS Financing Corporation that we declined to stand for re-election and that the client-auditor relationship with Virchow, Krause & Company, LLP, ceased. We have read the statements of CS Financing Corporation that are included in Item 5.02 of form 10-QSB for the period ended March 31, 2007 for CS Financing Corporation, and we are in agreement with the statements contained therein concerning our firm, except that we are not in a position to agree or disagree with the statements in paragraphs 4 and 5 of item 5.02.

Very truly yours,

/s/ VIRCHOW, KRAUSE & COMPANY, LLP